Exhibit 10.20
EMPLOYMENT SEPARATION AGREEMENT

PDI, Inc., a Delaware corporation (the “Company”), having its principal place of business at 1 Route 17 South, Saddle River, New Jersey 07458, and Mr. Jeffrey E. Smith, residing at 6 Bradson Court, Westfield, New Jersey 07090 (the “Executive”), agree:

1. Employment. In connection with the Executive’s acceptance of that certain offer of employment letter dated May 5, 2006 and contingent upon the Executive’s appointment by the Company’s Board of Directors (the “Board”), the Company shall employ the Executive as Executive Vice President, Chief Financial Officer and Treasurer commencing on or about May 15, 2006 which employment shall terminate upon notice by either party, for any reason. Executive understands and agrees that his employment with the Company is at will and can be terminated at any time by either party, and for any or no reason.

2. Termination Benefits.

a. In further consideration for Executive’s agreement to execute the PDI Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement (the “Confidentiality Agreement”), the Company agrees that if it terminates the Executive’s employment without Cause (as defined below) or if the Executive terminates his employment as provided for in Section 2b. hereof, and, in each instance, the Executive executes and does not revoke the PDI Agreement and General Release given to him upon such termination, then:
i.
If the Executive terminates his employment before May 15, 2007, the Executive shall be paid a lump sum payment equal to (y) the product of twelve (12) times his Base Monthly Salary, plus (z) the average annual cash incentive compensation paid to the Executive during the three years immedi-ately preceding the termination date, or such shorter period if applicable. For purposes of the average calculation, any amount paid for 2006 will be annualized. The sum of (y) and (z) is referred to herein as the “Severance Payment”.

ii.
If such termination occurs after May 15, 2007 the Executive shall be paid a lump sum payment equal to (y) the product of eighteen (18) times his Base Monthly Salary, plus (z) the average cash incentive compensation paid to the Executive during the most recent three years immedi-ately preceding the termination date for which such incentive compensation was paid, or such shorter period, For purposes of the average calculation, any amount paid for 2006 will be annualized. The sum of (y) and (z) is referred to herein as the “Severance Payment”.

In the event that the Company is obligated to pay the Executive the Severance Payment, in addition to such payment the Company shall pay for the continuation of the Executive’s health and welfare benefits under COBRA for up to twelve (12) months (the “COBRA Benefit”). If the Executive becomes employed by a third party and is entitled to comparable health and welfare benefits then the Company is entitled to discontinue the COBRA Benefit.
All payments due hereunder shall be subject to withholding for applicable federal, state and local income and employment related taxes. In the event of any termination of the Executive’s employment with the Company, the Executive shall continue to be bound by the confidentiality, non-solicitation, non-competition and other provisions set forth in the Confidentiality Agreement for the periods set forth therein. No termination benefits will be paid if the Executive resigns or terminates his employment for any reason other than as set forth in Section 2b. below or if the Company terminates the Executive’s employment for Cause (as defined below) as determined by the Board (or a committee of the Board).

b. Subject to the terms and conditions set forth in Section 2a. above, the Executive shall be entitled to the Severance Payment and the COBRA Benefit if he terminates his employment with the Company because (i) the Executive suffers a substantial adverse change in his title or responsibilities (for the avoidance of doubt, this would include the Executive no longer being the CFO of the publicly traded Company, no matter what the reason), or (ii) the Executive suffers a reduction in his annual base salary, or (iii) if the Company modifies the Executive’s overall compensation plan in a manner that materially reduces the Executive’s earning potential, or (iv) if the Company relocates it’s principal place of business more than 50 miles from the Executives current residence; provided, however, that with respect to items (i), (ii) and (iii) above, within thirty (30) days of written notice by the Executive, the Company has not cured, or commenced to cure, such substantial adverse change or reduction.

3. Definitions.

a. Cause shall mean (1) despite adequate warnings, the failure by the Executive to satisfactorily perform the duties and responsibilities of the position held for any reason other than total or partial incapacity due to physical or mental illness; (2) the failure to adhere to generally accepted standards of conduct in the workplace and/or the Company’s policies and procedures; (3) the failure to adhere to moral and ethical business principles; (4) Executive's conviction of a crime (including entry of a nolo contendere plea); or (5) any act of dishonesty in the commission of his duties.

b. Base Monthly Salary shall mean an amount equal to one-twelfth of the Executive's then current annual base salary. Base Monthly Salary shall not include incentives, bonus(es), health and welfare benefits, car allowances, long term disability insurance or any other compensation or benefit provided to employees of the Company at the executive level.

4.  Integration; Amendment. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein. No amendments or additions to this Agreement or the Confidentiality Agreement shall be binding unless in writing and signed by both parties.

5.  Governing Law; Headings. This Agreement and its construction, performance and enforceability shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to its conflicts of law provisions. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

6.  Jurisdiction. Except as otherwise provided for herein, each of the parties (a) irrevocably submits to the exclusive jurisdiction of any state court sitting in Bergen County, New Jersey or federal court sitting in New Jersey in any action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (d) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceedings so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address set forth above or such updated address as may be provided to the other party. Nothing in this Section 6, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

7.	Assignment. This Agreement may and shall be assigned or transferred to, and be binding upon and hall inure to the benefit of any Successor Company (any company that acquires 50% or more of the Company or is the surviving entity in the event of a acquisition, merger, combination or similar transaction).

IN WITNESS WHEREOF the parties have duly executed this Employment Separation Agreement as of the date first above written.
EXECUTIVE

___/s/ Jeffrey E. Smith_______________________
Jeffrey E. Smith

PDI, INC.

By: _/s/ Nancy McCarthy_____________________
Nancy McCarthy
Executive Vice President, Human Resources